EXHIBIT 99.2
RESTATEMENT OF THE
KOSS FAMILY
VOTING TRUST AGREEMENT
THIS RESTATED VOTING TRUST AGREEMENT is made by and among, MICHAEL J. KOSS (the "Voting Trustee") and JOHN C. KOSS, JR. and MICHAEL J. KOSS, as co-Trustees of the JOHN C. KOSS, SR. REVOCABLE TRUST, THE NANCY KOSS 2012 TRUST, THE KOSS FAMILY TRUST and MICHAEL J. KOSS as President of K.F.T. CORPORATION (collectively, the "Shareholders").
John C. Koss, Sr. as Voting Trustee, the John C. Koss Revocable Trust, K.F.T. Corporation, Michael J. Koss, and Managements Trusts for each of Michael J. Koss, Debra Koss Fulton, Linda Koss Moore, Pamela Koss Geimer and John C. Koss, Jr. originally entered in a substantially similar agreement on November 30, 1990, and John C. Koss, Sr., restated the agreement on December 14, 2011.  John C. Koss, Sr., died on December 21, 2021 and the parties are now exercising the right to restate the trust in its entirety.  The trust shall continue to be called the "KOSS FAMILY VOTING TRUST."

RECITALS

A.	The Stockholders own shares of the issued and outstanding common stock (the “Stock”) of Koss Corporation (the “Corporation”); and

B.
Statement of Intent.  Pursuant to specific instructions from John C. Koss, Sr. and Nancy L. Koss, we intend and desire to ensure the continuity of Koss family management over the Koss Corporation by the continued consolidation of its effective voting control.

C.	The Stockholders desire to restate the voting trust and transfer the voting rights in the Stock (as set forth in section 2 below) to Michael J. Koss, who shall act as the Voting Trustee.

AGREEMENTS

In consideration of the recitals and the following mutual agreements, the parties agree as follows:
1.          Voting Trustee.  Michael J. Koss is appointed as the Voting Trustee and shall serve until his resignation, death or disability as provided in section 8.

2.          Transfer of Stock and Voting Power to Voting Trustee.  The Shareholders hereby assign and deliver to the Voting Trustee full power to vote all of the shares of voting common stock and any other voting securities of the Corporation which the Shareholders now own or subsequently acquire, in accordance with the terms of this Agreement and for any and all purposes for which the Stock may, from time to time, be voted.  The Shareholders agree to transfer or cause to be transferred into the name of the Voting Trustee upon the books of the Corporation all of the Stock Stockholder now owns or subsequently acquires.   The Shareholders authorize and empower the Voting Trustee, as attorney-in-fact for the Shareholders, to cause to be made on the books of the Corporation, subject to the conditions later specified, a transfer to the Voting Trustee of legal title of all such shares of the Stock with all rights and powers of whatever nature necessary to enable the Voting Trustee to exercise the powers vested in him under this Agreement.  The certificates shall be held by the Voting Trustee in accordance with the terms of this Agreement and shall be retained by the Voting Trustee until the termination of this Agreement.  All of the stock certificates shall refer to the fact that they are issued to the Voting Trustee under this Agreement.  The name of the Voting Trustee shall be entered as the record owner of the Stock on the books of the Corporation.
3.          Voting Trust Certificates.  The Voting Trustee shall execute and deliver voting trust certificate(s) (the “Voting Trust Certificate(s)”) to each Shareholder for the number of shares of Stock deposited by the Shareholder pursuant to this Agreement.  The Voting Trust Certificate(s) shall be substantially in the form attached as Exhibit A to this Agreement.  Upon termination of this Agreement, the Voting Trustee will surrender the Voting Trust Certificate(s) to the Corporation and the Corporation shall issue to Shareholder stock certificate(s) for the Stock represented by the Voting Trust Certificate.
4.          Assignment.  The Voting Trust Certificates shall not be transferred or assigned except to another Shareholder, the spouse of a Shareholder, a child of an l Shareholder, a trust solely for the benefit of the spouse and/or child or a beneficiary of a trust that is a Shareholder.  The assignor of a Voting Trust Certificate shall execute and deliver to the Voting Trustee a Notice of Assignment of Voting Trust Certificate in substantially the form of Exhibit B.  Every assignee of a Voting Trust Certificate shall, by acceptance of such Voting Trust Certificate, become a party to this Agreement, with like effect as though an actual signer, and shall be embraced within the meaning of the terms "Voting Trust Certificate holder" or "holder of the Voting Trust Certificate" as used in this Agreement, unless the context shall otherwise require.
5.          Replacement of Voting Trust Certificates.  If a Voting Trust Certificate shall become mutilated or defaced or be destroyed, lost or stolen, the Voting Trustee may issue or cause to be issued in exchange a new Voting Trust Certificate representing the same number and kind of shares, for and upon cancellation of the mutilated Voting Trust Certificate, or, in lieu of the Voting

Trust Certificate so destroyed, lost or stolen, upon (a) production of evidence of the loss, destruction or theft satisfactory to the Voting Trustee, (b) receipt of indemnity satisfactory to the Voting Trustee and (c) compliance with such other reasonable regulations as the Voting Trustee may prescribe.

6.          Rights of Voting Trustee.  Except as otherwise provided in this Agreement, the Voting Trustee shall be entitled to exercise, in his uncontrolled discretion, all rights and powers of every kind and nature with respect to the shares of Stock, including:
(a)          the right to collect all dividends payable on any of the shares of Stock which shall be promptly distributed in accordance with the provisions of the applicable Voting Trust Certificate; and
(b)          the right to vote the shares for every purpose and to consent to every and any corporate act of the Corporation or its shareholders.
7.          Duties of Voting Trustee.  The Voting Trustee accepts this trust and agrees to faithfully perform the duties prescribed in this Agreement.  The Voting Trustee shall be entitled to receive advice or counsel upon any and all matters concerning his duties.  The Voting Trustee shall not be accountable or liable for any loss, damage or liability, except for his own malfeasance.  The Voting Trustee may be a Voting Trust Certificate holder and, as such, he shall be entitled in all respects to the same rights and benefits as other Voting Trust Certificate holders.  The Voting Trustee shall not be required to give any bond or security for the discharge of his duties.
8.          Resignation, Permanent Total Disability, Removal for Cause or Death of Voting Trustee.
(a)          Resignation.  The Voting Trustee may at any time resign by delivering a written resignation to the holders of Voting Trust Certificates, either personally or by registered mail.  The resignation shall take effect on the day specified in the written resignation.
(b)          Permanent Total Disability.  If the Voting Trustee shall incur a Permanent Total Disability which the Shareholders believe renders him unable to perform his duties as Voting Trustee, he shall be deemed to have resigned as Voting Trustee.  The resignation shall be effective as of the date Permanent Total Disability shall be deemed to have occurred.  "Permanent Total Disability" shall mean a physical or mental sickness or injury which renders the Voting Trustee incapable of performing the duties required of him and which may be expected to continue during the remaining term of this Agreement.  Determination of Permanent Total Disability and the date upon which it shall be deemed to have occurred shall be made by majority vote of the Shareholders.

(c)          Removal for Cause.  The Shareholders may, at any time by majority vote, remove the Voting Trustee for Cause.  As used in this "Agreement, "Cause" shall mean any act of gross dishonesty or any act which constitutes a gross, willful and malicious breach of this Agreement or a willful and continuing failure by the Voting Trustee to perform his duties in a faithful and diligent manner after the same majority shall have first demanded in writing that such conduct be corrected.
(d)          Death.  Upon the Voting Trustee’s death, he shall be deemed to have resigned as Voting Trustee effective as of the date of his death.
(e)          Successor.  Upon Michael J. Koss's death, resignation, Permanent Total Disability or removal for Cause, the successor Voting Trustee shall be John C. Koss, Jr.
Each acting Voting Trustee (unless limited in the appointment) may appoint an individual to succeed the appointing Voting Trustee on any stated event, and may similarly revoke the appointment at any time before the event occurs.  If another individual is named under this agreement to become Voting Trustee upon the event stated, then the appointment made in this agreement shall control.  Any further vacancy in the office of Voting Trustee shall be filled by the Shareholders, who, by majority vote, shall select the successor within 30 days after the date of the vacancy in the position of Voting Trustee.
9.          Compensation.  The Voting Trustee shall not be entitled to compensation for his services.  The Voting Trustee shall be reimbursed by the holders of Voting Trust Certificates for expenses incurred.
10.          Termination or Amendment.  This Agreement shall remain in effect unless terminated or amended as follows:
(a)          If Michael J. Koss is Voting Trustee, this Agreement may be terminated or amended by Michael J. Koss upon the written consent of John C. Koss, Jr.
(b)          As to any successor Voting Trustee, this Agreement may be terminated or amended by a majority vote of the Shareholders holding at least sixty-six and two-thirds (66 2/3) of the Koss shares reflected by the Voting Trust Certificates.
11.          Voting Trust Agreement on File.  The Voting Trustee shall file a copy of this Agreement in the registered office of the Corporation.  The copy shall be open to the inspection of any shareholder of the Corporation or any beneficiary of the trust created under this Agreement (the "Trust"), daily during business hours.

12.          Transfer of Stock Represented by Voting Trust Certificates.
(a)          After the death of John C. Koss, any of the Koss children (Michael J. Koss, Debra Koss Fulton, Linda Koss Moore, Pamela Koss Geimer and John J. Koss, Jr.) may, by notice in writing to the Voting Trustee, offer to sell to the other Shareholders the number of shares of Stock held by the Trust on behalf of the Shareholder.  For purposes of this paragraph 12, the number of shares held by the Trust on behalf of each child shall include shares that would be attributable to the individual if a trust Shareholder then terminated.  For the purpose of such attribution, shares that would be owned by a trust shall be deemed to be owned by the beneficiaries of the trust determined actuarially, as provided in Section 1.401(a)(9) of the Treasury Regulations, but only the current primary income beneficiary shall have the right to sell Koss shares as provided below  After the death of each Koss child, his or her descendants who are primary beneficiaries of the trust Shareholders, shall have such rights.
(b)          Within five business days after receipt of the notice described in paragraph 12(a), the Voting Trustee shall notify all of the Shareholders in writing of the offer to sell.  Each of the other Shareholders shall, within 15 business days after receipt of the notice from the Voting Trustee, have an option to purchase up to a Proportionate Share of the Stock offered.  The term "Proportionate Share" shall mean an amount equal to a fraction, the numerator of which shall be the number of shares of Stock held by the Trust on behalf of the Shareholder and the denominator of which shall be the number of shares of Stock held by the Trust on behalf of all of the other Shareholders prior to the purchase of Stock multiplied by the number of shares of Stock offered.  The option shall be exercised by notice in writing to the Voting Trustee.  All purchased shares shall remain subject to the terms of this Agreement.
(c)          If all or any portion of the shares of Stock offered pursuant to paragraph 12(a) are not accepted by the other Shareholders ("Additional Shares") within the 15‑day period, the Voting Trustee shall notify in writing those Shareholders who exercised the option to purchase its Proportionate Share of the Stock offered (the "Electing Shareholders").  Each of the Electing Shareholders shall, within ten business days after receipt of such notice, have an option to purchase all or any portion of the Additional Shares.  If the Electing Shareholders elect to purchase more than the number of Additional Shares offered, the Electing Shareholders who exercise the option to purchase Additional Shares shall be entitled to purchase a Proportionate Share of Additional Shares.  The term "Proportionate Share of Additional Shares" shall mean an amount equal to a fraction, the numerator of which shall be the number of shares of Stock held by the Trust on behalf of an Electing Shareholder who exercises the option to purchase Additional Shares before the purchase of Additional Shares (including such Electing Shareholder's Proportionate Share of the Stock) and the denominator of which shall be the number of shares of Stock held by the Trust on behalf of all of the shares of Stock held by the Trust on behalf of all of the Electing Shareholders who exercise the option to purchase Additional Shares before the purchase of Additional Shares (including such Electing Shareholders' Proportionate Share of the Stock) multiplied by the number of Additional Shares offered.  All purchased shares shall remain subject to the terms of this Agreement.

(d)          If less than ten percent (10%) of the offering Shareholders' Koss shares are purchased, the Voting Trustee shall deliver to the offering Shareholder a stock certificate of the corporation in the name of the offering Shareholder for the number of Additional Shares available to be sold (ten percent (10%) of the shares attributable to the Offering Shareholder less any shares purchased by other Shareholders).  For a period of 20 business days after delivery of the stock certificate, the offering Shareholder may sell such Shares of Stock on the open market.  These sales, per annum (during any 12 month rolling period), in aggregate, must not exceed ten percent (10%) of the total number of shares held by the Voting Trustee for the benefit of the Shareholder at the time the original offer to sell pursuant to paragraph 12(a) is made.  The offering Shareholder shall return to the Voting Trustee any not sold within the 20‑day period, which shares shall again become subject to the terms of this Agreement.
(e)          The purchase price for shares of Stock purchased and sold pursuant to paragraphs 12(b) and 12(c) shall be the mean between the bid and asked price on the day prior to Closing (as defined herein).  The purchase price shall be payable in cash at Closing.
(f)          The closing ("Closing") of purchases and sales pursuant to paragraph 12(b) shall take place within five business days after expiration of the 15‑day period described in paragraph 12(b).  The Closing of purchases and sales pursuant to paragraph 12(c) shall take place within five business days after expiration of the ten‑day period described in paragraph 12(c).
13.          Notice.  All calls for surrender or presentation of Voting Trust Certificates and all other notices to be given hereunder shall be in writing and be deemed given when personally delivered or deposited in the United States mail, proper postage prepaid, addressed to the registered holders of the Voting Trust Certificates at their respective addresses as shown in the registry books of the Voting Trustee and to the Voting Trustee at:
Michael J. Koss, Voting Trustee
c/o Koss Corporation
4129 North Port Washington Road
Milwaukee, Wisconsin 53212

or at such other address as the Voting Trustee shall designate in writing given to each Voting Trust Certificate holder.

14.          Severability.  If for any reason, any provision or part of any provision herein shall be or become invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby.
15.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.
16.          Counterparts.  This Agreement may be executed in counterparts and each executed counterpart shall be considered an original and together shall constitute one agreement.
17.          Funeral Expenses.  The estate of a Voting Trust Certificate holder may withdraw shares of Stock from the Trust and sell such shares of Stock on the open market to the extent necessary to pay funeral and administration expenses, debts and death taxes.
Dated this 23rd day of March, 2022.
JOHN C. KOSS, SR. REVOCABLE TRUST By: /s/ Michael J. Koss Michael J. Koss, co-Trustee By: /s/ John C. Koss, Jr. John C. Koss, Jr., co-Trustee	NANCY KOSS 2012 TRUST By: /s/ Michael J. Koss Michael J. Koss, co-Trustee By: /s/ John C. Koss, Jr. John C. Koss, Jr., co-Trustee
KOSS FAMILY TRUST By: /s/ Michael J. Koss Michael J. Koss, co-Trustee By: /s/ John C. Koss, Jr. John C. Koss, Jr., co-Trustee	/s/ Michael J. Koss Michael J. Koss, Voting Trustee

K.F.T. CORPORATION

By: /s/ Michael J. Koss
        Michael J. Koss, President

EXHIBIT A

Number __
_____________________
Incorporated Under the Laws of
the State of Wisconsin

Voting Trust Certificate
For ___ Shares of Voting Common Stock

This is to certify that, upon termination of the Voting Trust Agreement dated November 30, 1990, restated on December 14, 2011 and restated by and among, MICHAEL J. KOSS (the "Voting Trustee") and JOHN C. KOSS, JR. and MICHAEL J. KOSS, as co-Trustees of the JOHN C. KOSS, SR. REVOCABLE TRUST, THE NANCY KOSS 2012 TRUST, THE KOSS FAMILY TRUST and  MICHAEL J. KOSS as President of K.F.T. CORPORATION (the “Voting Trust Agreement,” the terms and definitions of which are incorporated in this Certificate) and upon satisfaction of the conditions hereafter set forth and as set forth in the Voting Trust Agreement, __________________ will be entitled, upon surrender of this Voting Trust Certificate to the Voting Trustee, duly endorsed, to receive a certificate or certificates for ________ fully paid and nonassessable shares of common stock of  Koss Corporation (the “Corporation”).  Until the release of the shares of Stock represented by this Voting Trust Certificate or termination of the Voting Trust Agreement, the Voting Trustee shall possess and be entitled to exercise all rights designated in the Voting Trust Agreement pertaining to the Stock of the Corporation, including the right to vote the shares of Stock, in accordance with the terms of the Voting Trust Agreement, it being expressly understood and agreed that no voting right pertaining to the Stock and no right to take part in or consent to any corporate or stockholders’ action passes by or under, or belongs to, this Voting Trust Certificate or the owner hereof or by or under any agreement, express or implied, except to the extent specifically provided in the Voting Trust Agreement.

This Voting Trust Certificate is transferable only on the books of the Voting Trustee by the registered holder hereof, either in person or by an attorney, duly authorized in writing upon surrender hereof, properly endorsed, and in accordance with any rules established by the Voting Trustee for this purpose; provided, however, that transfer of this Voting Trust Certificate is subject to terms and conditions set forth in any applicable stock purchase agreements by and among the Stockholders and the Corporation and on file at the office of the Corporation, to the same extent as if this Voting Trust Certificate were a certificate for shares of Stock of the Corporation .

Until so surrendered, the Voting Trustee and all other persons dealing with the Voting Trust Certificates may treat the registered holder as the owner thereof for all purposes whatsoever, any notice to the contrary notwithstanding, and every holder hereof, by accepting this Voting Trust Certificate, assents to and agrees to be bound by all of the terms of this Voting Trust Certificate and of the Voting Trust Agreement.

Dated this ____ day of _______________, 2022.

Michael J. Koss, Voting Trustee

Endorsement for transfer dated this ___ day of ____________, 2022.

EXHIBIT B
NOTICE OF ASSIGNMENT OF VOTING TRUST CERTIFICATE
FOR VALUE RECEIVED, the undersigned sells, assigns and transfers to ___________________ all right, title and interest of the undersigned in and to the within Voting Trust Certificate and the interest represented thereby and irrevocably constitutes and appoints ____________________ attorney to transfer the same on the books of the within-named Voting Trustee.
Dated this _____ day of ___________________, 2022.